Exhibit 4.1

iCapital Markets LLC

60 East 42nd Street, 26th Floor
New York, New York 10165

September 4, 2025

m+ Contingent Income Fund, m+ funds Trust, Series 10-1

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 22W Floor

New York, New York 10286

Re:	m+ funds Trust, Series 10-1 (the “Trust”)

Ladies and Gentlemen:

We have examined Amendment No. 5 to the Registration Statement (File No. 333-285814) for the above captioned Trust. We hereby consent to the use in the Registration Statement of the references to iCapital Markets LLC as depositor performing evaluation services for the Trust.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

iCapital Markets LLC

By:	/s/ Stephen Clancy
Name: Stephen Clancy
Title: Senior Vice President